Exhibit 10.1
Execution Copy
AMENDMENT NO. 3 TO CREDIT AGREEMENT
     Amendment No. 3, dated as of June 29, 2009 (this “Third Amendment”), to the Credit Agreement, dated as of June 7, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among CUMULUS MEDIA INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions parties thereto (the “Lenders”), and BANK OF AMERICA, N.A., a national banking organization organized and existing under the laws of the United States as administrative agent for the Lenders thereunder (in such capacity, the “Administrative Agent”).
WITNESSETH:
     WHEREAS, the Borrower desires to amend the Credit Agreement to provide for certain changes to the Credit Agreement, and the parties signatory hereto are willing to agree to the requested amendments on the terms and conditions contained herein;
     NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     Defined Terms. Unless otherwise defined herein, capitalized terms that are defined in the Credit Agreement are used herein as therein defined.
     A. Amendments to Credit Agreement.
     1. Amendments to Section 1.01 of the Credit Agreement.
     (i) The following new definitions shall hereby be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:
     “Applicable Commitment Fee Rate” means for any day with respect to the commitment fees payable hereunder, 0.375% per annum.
     “CSMS Agreement” means an agreement between the Borrower or a Subsidiary Loan Party to manage, or provide one or more management services for a CSMS Counterparty.
     “CSMS Counterparty” means a Person engaged in a line or lines of business reasonably related (ancillary or complementary) to the line of business or lines of business of the Borrower or any Subsidiary Loan Party.
     “Liquidity” means, on any date, the sum of (i) cash and Permitted Investments of the Loan Parties on hand as of such date plus (ii) (A) the aggregate principal amount of the Revolving Commitments as of such date less (B) the Revolving Exposure of all Lenders on such date.

     “Third Amendment” means the Amendment No. 3 to Credit Agreement dated as of June 29, 2009 by and among the Borrower and the Lenders party thereto.
     “Third Amendment Covenant Suspension Period” means the fiscal quarter ending June 30, 2009 and each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2010.”
     “Third Amendment Effective Date” means the date on which each of the conditions set forth in Section B.1. of the Third Amendment have been satisfied.
     (ii) Section 1.01 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety: “Additional Lender” and “Excluded Subsidiary”.
     (iii) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Applicable Rate” means, as of any day, (a) 3.00% per annum with respect to any ABR Loan that is a Term Loan or Revolving Loan, and (b) 4.00% per annum with respect to any Eurodollar Loan that is a Term Loan or Revolving Loan; provided, however, that effective as of the date that the aggregate principal amount of the Term Loan has been prepaid by at least $25,000,000 after the Third Amendment Effective Date solely pursuant to Section 2.10(d) of this Agreement, the Applicable Rate shall be reduced to (a) 2.75% per annum with respect to any ABR Loan that is a Term Loan or Revolving Loan and (b) 3.75% per annum with respect to any Eurodollar Loan that is a Term Loan or Revolving Loan; provided, further, however, that effective as of the date that the aggregate principal amount of the Term Loan has been prepaid by at least $50,000,000 after the Third Amendment Effective Date solely pursuant to Section 2.10(d) of this Agreement, the Applicable Rate shall be reduced to (a) 2.25% per annum with respect to any ABR Loan that is a Term Loan or Revolving Loan and (b) 3.25% per annum with respect to any Eurodollar Loan that is a Term Loan or Revolving Loan.
     (iv) The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period plus (ii) consolidated income tax expense for such period plus (iii) all amounts attributable to depreciation and amortization for such period plus (iv) any extraordinary, unusual or non-recurring expenses or losses, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period plus (v) each of (A) losses on sales of assets outside of the ordinary course of business, (B) impairment of assets (other than current assets), (C) restructuring charges, (D) transaction costs required to be expenses in connection with Permitted Acquisitions, (E) employee stock compensation charges, (F) non-cash contractual obligations, and (G) write-offs of deferred costs for such period plus (vi) any other non-cash charges (other than write-offs or write-downs during such period of inventory, accounts receivable or any other current assets in the ordinary course of business), provided that in the event that the Borrower or any Subsidiary makes any cash payment in respect of any such non-cash charge, such cash payment shall be deducted from Consolidated EBITDA in the period in which such payment is made, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) for such period plus (ii) any other non-cash income, all determined on a consolidated basis in accordance with GAAP, plus (c) without duplication and to the extent not included in determining such Consolidated Net Income, cash actually received by the Borrower or any Subsidiary from Cumulus Media Partners, LLC or any of its subsidiaries, including without limitation, cash distributions and cash payments of management fees, less (d) without duplication and to the extent not included in determining such Consolidated Net Income, cash expenses paid in connection with cash distributions and cash payments received from Cumulus Media Partners, LLC or any of its subsidiaries; plus (e) without duplication and to the extent not included as accrued revenue or otherwise in determining such Consolidated Net Income, prepaid management fees actually received by the Borrower or any Subsidiary in cash upon the execution of any CSMS Agreement executed during such period, in an amount not to exceed the management fees payable to the Borrower and the Subsidiary Loan Parties under such CSMS Agreement on or prior to the first anniversary of such CSMS Agreement, less (f) without duplication and to the extent not deducted in determining such Consolidated Net Income, (i) any prepaid management fees refunded by the Borrower and the Subsidiary Loan Parties under the terms of any such CSMS Agreements during such period and (ii) any amount expended by the Borrower or any Subsidiary attributable to such CSMS Agreement, including any such amounts that may be capitalized.
     (v) The definition of “Consolidated Net Income” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income or loss (a) the income of any Person (other than the Borrower) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (c) the income, loss or gains of any Person attributable to any forgiveness, cancellation, or early extinguishment of Indebtedness.
     (vi) The definition of “Excess Cash Flow” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any fiscal period, the difference of (i) Consolidated EBITDA for such period (including therein any net cash gain or loss, as applicable, of an extraordinary nature otherwise excluded from the calculation thereof in the definition of “Consolidated Net Income”, but excluding any tax refunds received by the Borrower or its Subsidiaries), minus (ii) the sum of (without duplication) (A) the change in Consolidated Working Capital as at the end of such fiscal year, plus (B) Capital Expenditures paid in cash by the Borrower and its Subsidiaries during such period not prohibited hereunder, plus (C) Consolidated Interest Expense for such period, plus (D) taxes paid in cash during such period, plus (E) (x) the aggregate amount of any prepayments of the Term Loans made by the Borrower pursuant to Section 2.10(a) during such period, (y) the aggregate amount of required repayments of principal of the Term Loans during such period, and (z) the aggregate amount of scheduled payments made during such period in respect of Indebtedness of the Borrower and the Subsidiary Loan Parties described in Section 6.01(a)(ii), (v), (vi), (vii) and (viii).
     (vii) The definition of “Excess Cash Flow Prepayment Percentage” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Excess Cash Flow Prepayment Percentage” means (i) 100% for any mandatory prepayments from Excess Cash Flow required pursuant to Section 2.10(d)(i), and (ii) for any mandatory prepayments from Excess Cash Flow required pursuant to Section 2.10(d)(ii), if the Total Leverage Ratio of the Borrower and its Subsidiaries as of the last day of the fiscal year of the Borrower for which Excess Cash Flow is being measured is (a) greater than or equal to 5.50 to 1.00, an amount equal to 50%, (b) greater than or equal to 4.00 to 1.00 but less than 5.50 to 1.00, an amount equal to 25%, and (c) less than 4.00 to 1.00, an amount equal to 0%.
     (viii) The definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Permitted Acquisition” means any Asset Swap Transaction or any other acquisition of all or substantially all the assets of, or Equity Interests in, a Person or division or line of business of a Person that is engaged in a line or lines of business reasonably related (ancillary or complementary) to the line of business or lines of business of the Borrower or any Subsidiary Loan Party if, immediately after giving effect thereto,
     (a) no Default has occurred and is continuing or would result therefrom,
     (b) all transactions related thereto are consummated in accordance with applicable laws,
     (c) in the case of an acquisition of Equity Interests in a Person, 100% of the Equity Interests in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by the Borrower or a Subsidiary Loan Party and all actions required to be taken, if any, with respect to each Subsidiary resulting from such acquisition under Sections 5.12 and 5.13 have been taken,
     (d) the Borrower and the Subsidiary Loan Parties are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.13, 6.14 and 6.16 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available as if such acquisition had occurred on the first day of each relevant period for testing such compliance (using Adjusted EBITDA in lieu of Consolidated EBITDA for the relevant period),
     (e) the Total Leverage Ratio, measured prior to giving effect to such acquisition (or series or group of related acquisitions), and the Pro Forma Total Leverage Ratio, measured after giving effect to such acquisition (or series or group of related acquisitions), does not exceed 5.50 to 1.00,
     (f) the Loan Parties have Liquidity of at least $20,000,000,
     (g) the aggregate fair market value of all consideration paid for such acquisition (or series or group of related acquisitions), together with all previous acquisitions permitted hereunder and consummated after the Third Amendment Effective Date, does not exceed (1) $50,000,000, less the aggregate amount of all investments made pursuant to Section 6.04(k) after the Third Amendment Effective Date, plus (2) to the extent such consideration takes the form of Equity Interests of the Borrower or is paid solely from the proceeds of an issuance of Equity Interests of the Borrower, $100,000,000,
     (h) the Person, division or line of business acquired shall have Consolidated EBITDA (measured for such Person, division or line of business in substantially the same manner as calculated herein for the Borrower and its Subsidiaries) for the four-quarter period most recently ended greater than $0, and
     (i) in the case of any such acquisition (or series or group of related acquisitions) in which the aggregate fair market value of the assets acquired exceeds $7,500,000, the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b), (d), (e), (f) and (g) above, together with all relevant financial information for the business or entity being acquired.
Notwithstanding clause (c) above, in the case of an acquisition of 100% of the Equity Interests in a Person that satisfies the other conditions applicable to a Permitted Acquisition, such acquisition shall not fail to qualify as a Permitted Acquisition solely by reason of such Person having subsidiaries that are not wholly owned by such Person immediately prior to such acquisition, provided that, at the time of such acquisition, the Adjusted EBITDA attributable to all such non-wholly owned subsidiaries for the period of four consecutive fiscal quarters most recently ended prior to the date of such acquisition for which financial information is available does not exceed 10% of Adjusted EBITDA of such acquired Person for the same period.
     (ix) The definition of “Prepayment Event” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary Loan Party, other than (i) dispositions described in clauses (a) and (b) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $250,000 during any fiscal year of the Borrower; or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary Loan Party, but only to the extent that (i) the Net Proceeds therefrom have not been applied or committed by contract to be applied to repair, restore or replace such property or asset within 180 days after such event or (ii) in the case of any such Net Proceeds committed to be so applied (but not yet applied) as of the date that is 180 days after such event, such Net Proceeds have not been so applied within 360 days after such event; or
     (c) the incurrence by the Borrower or any Subsidiary Loan Party of any Indebtedness or the sale or issuance of Equity Interests by the Borrower or any Subsidiary Loan Party, but excluding (i) the incurrence of any Indebtedness permitted by clauses (a)(iii), (iv) and (v) of Section 6.01, (ii) issuance of Equity Interests of Subsidiary Loan Parties to the Borrower or another Subsidiary Loan Party and (iii) issuance of Equity Interests of the Borrower to the extent that the proceeds thereof are applied to finance Permitted Acquisitions to the extent permitted in Section 6.04(g).

     (x) The definition of “Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Subsidiary” means any subsidiary of the Borrower; provided that, so long as the Borrower owns no more than 50% of the equity interest in and has no more than 50% of the ordinary voting power of Cumulus Media Partners, LLC or CSMS Counterparty, neither Cumulus Media Partners, LLC nor any such CSMS Counterparty shall be considered a Subsidiary of the Borrower.
     (xi) The definition of “Subsidiary Loan Party” in Section 1.01 of the Credit Agreement is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
     “Subsidiary Loan Party” means any Subsidiary that has executed and delivered to the Administrative Agent the Collateral Agreement.
     2. Amendment to Section 1.04 of the Credit Agreement. Section 1.04 of the Credit Agreement is amended by deleting the text of clause (b) thereof in its entirety and replacing it with the following:
     (b) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
     3. Amendment to Section 2.10 of the Credit Agreement. Section 2.10 of the Credit Agreement is hereby amended by deleting the text of clauses (c) and (d) thereof in their entirety and replacing them with the following:
     (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary Loan Party in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received, prepay Borrowings in accordance with paragraph (f) below in an aggregate amount equal to such Net Proceeds.
     (d) In the event there exists any Excess Cash Flow (i) for the fiscal quarter ending September 30, 2009 and each fiscal quarter thereafter through and including December 31, 2010, and (ii) for any fiscal year of the Borrower, commencing with its 2011 fiscal year, the Borrower shall prepay Borrowings in accordance with paragraph (f) below in an amount equal to the product of such Excess Cash Flow for such period multiplied by the applicable Excess Cash Flow Prepayment Percentage, which amount shall be computed as of the end of each such fiscal period of the Borrower, as the case may be, and set forth in a certificate of Financial Officer delivered on or prior to the date the financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as the case may be (which date may be after the actual date of delivery of such financial statements, if such financial statements are delivered prior to their required delivery date), and paid not later than the date of the delivery of such certificate.
     4. Amendment to Section 2.11 of the Credit Agreement. Section 2.11 of the Credit Agreement is hereby amended by replacing all references to “Applicable Rate” contained in clause (a) thereof with references to “Applicable Commitment Fee Rate”.
     5. Amendment to Section 2.19 of the Credit Agreement. Section 2.19 of the Credit Agreement is hereby amended by adding the following sentence at the end of such Section:
     Notwithstanding anything contained herein to the contrary, from and after the Third Amendment Effective Date, no Incremental Facilities may be issued or funded hereunder and the foregoing provisions of this Section 2.19 shall be of no further force and effect.
     6. Amendment to Section 5.01 of the Credit Agreement. Section 5.01 of the Credit Agreement is hereby amended by relettering clause (f) to clause (g) and adding the following as a new clause (f):
     (f) with respect to each fiscal month of each fiscal year of the Borrower, within 30 days after the last day of such fiscal month, its monthly unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, in substantially the form attached as Exhibit A to the Third Amendment, as of the end of and for such month, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis, subject to normal year-end audit adjustments and the absence of footnotes;
     7. Amendment to Section 5.11 of the Credit Agreement. Section 5.11 of the Credit Agreement is hereby amended by deleting the text of clause (c) thereof in its entirety.
     8. Amendment to Section 5.12 of the Credit Agreement. Section 5.12 of the Credit Agreement is hereby amended by deleting the parenthetical “(if it is a Subsidiary Loan Party)” that appears therein.
     9. Article V of the Credit Agreement is hereby further amended by inserting the following new Section 5.17 at the end thereof:
     SECTION 5.17 Cash Accounts. The Borrower will, and will cause of each of its Subsidiaries to, do or cause to be done all things necessary to maintain all of its cash and Permitted Investments in bank accounts or securities accounts in which the Administrative Agent has a first priority perfected Lien, other than those bank accounts and securities accounts maintained by one or more Lenders and their affiliates at all times.

     10. Amendments to Section 6.01 of the Credit Agreement. Section 6.01 of the Credit Agreement is hereby amended by replacing clauses (a)(i), (a)(iv) and (a)(vi) thereof in their entirety with the following:
     (i) Indebtedness created under the Loan Documents;
     (iv) Guarantees by the Borrower of Indebtedness of any Subsidiary Loan Party and by any Subsidiary Loan Party of Indebtedness of the Borrower or any other Subsidiary Loan Party;
     (vi) Indebtedness of any Person that becomes a Subsidiary Loan Party after the Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $15,000,000 at any time outstanding and (C) before and after giving effect to such Indebtedness, the Total Leverage Ratio would not be more than 5.50 to 1.0; provided, however, that no Indebtedness shall be permitted to be incurred under this clause (vi) during the Third Amendment Covenant Suspension Period.
     11. Amendment to Section 6.02 of the Credit Agreement. Section 6.02 of the Credit Agreement is hereby amended by adding the following proviso at the end of clause (d) thereof provided, however, that no Lien shall be permitted to be incurred under this clause (d) during the Third Amendment Covenant Suspension Period.
     12. Amendment to Section 6.03 of the Credit Agreement. Section 6.03 of the Credit Agreement is hereby amended by deleting the text of clause (b) thereof in its entirety and replacing it with the following:
     (b) The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiary Loan Parties on the Effective Date and businesses reasonably related thereto; provided that this Section 6.03(b) shall not restrict or limit the ability of any such Loan Party to provide management services to CSMS Counterparties under CSMS Agreements so long as all revenue earned from such management services is earned by the Borrower and the Guarantors.
     13. Amendment to Section 6.04 of the Credit Agreement. Section 6.04 of the Credit Agreement is amended by replacing clauses (c), (d), (e), (g) and (k) thereof in their entirety with the following:
     (c) investments by the Borrower and the Subsidiary Loan Parties in Equity Interests in their respective Subsidiary Loan Parties; provided that any such Equity Interests of a Subsidiary Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to common stock of a

Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”);
     (d) loans or advances made by the Borrower to any Subsidiary Loan Party and made by any Subsidiary Loan Party to the Borrower or any other Subsidiary Loan Party; provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note and shall be pledged pursuant to the Collateral Agreement;
     (e) Guarantees made by the Borrower or any Subsidiary Loan Party constituting Indebtedness permitted by Section 6.01; provided that a Subsidiary Loan Party shall not Guarantee any Indebtedness of the Borrower unless (A) such Subsidiary Loan Party also has Guaranteed the Obligations pursuant to the Collateral Agreement, (B) if such Indebtedness is subordinated to the Obligations, then such Guarantee of such Indebtedness also shall be subordinate to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of such Indebtedness and (C) such Guarantee of such Indebtedness provides for the release and termination thereof, without action by any party, upon any release and termination of such Guarantee of the Obligations;
     (g) Permitted Acquisitions; provided that the consideration for each Permitted Acquisition shall consist solely of cash, Equity Interests of the Borrower, the assumption of Indebtedness of the acquired Person or encumbering the acquired assets or Indebtedness referred to in clause (vi) of Section 6.01(a) or a combination thereof (and, if such Permitted Acquisition is or includes an Asset Swap Transaction, a Broadcasting Asset or all the Equity Interests in a Subsidiary owning a Broadcasting Asset); provided, however, that no Permitted Acquisition shall be permitted under this clause (g) during the Third Amendment Covenant Suspension Period; and
     (k) other investments made on or after the Effective Date in an aggregate amount not exceeding (i) (A) $50,000,000 minus (B) the amount of Permitted Acquisitions made after the Third Amendment Effective Date utilizing the basket in clause (g)(1) of the definition of Permitted Acquisitions, provided that (x) neither the Total Leverage Ratio, measured prior to giving effect to such investment, nor the Pro Forma Total Leverage Ratio, measured after giving effect to such investment, is greater than or equal to 5.50 to 1.00 and (y) both before and after giving effect to such investment, the Loan Parties have Liquidity of at least $20,000,000; provided, however, that no investments shall be permitted under this clause (k) during the Third Amendment Covenant Suspension Period.
     14. Amendment to Section 6.05 of the Credit Agreement. Section 6.05 of the Credit Agreement is hereby amended by replacing clause (b) in its entirety with the following:
     (b) sales, transfers and dispositions to the Borrower or a Subsidiary Loan Party;

     15. Amendment to Section 6.08 of the Credit Agreement.
     (i) Section 6.08 of the Credit Agreement is hereby amended by replacing clause (a) in its entirety with the following:
     (a) The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except, to the extent that no Default has occurred and is continuing or would result therefrom:
     (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests of the same class;
     (ii) Subsidiary Loan Parties may declare and pay dividends ratably with respect to their Equity Interests;
     (iii) the Borrower may make Restricted Payments, not exceeding $500,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and
     (iv) the Borrower may make Restricted Payments in cash on and after the Third Amendment Effective Date, so long as
     (A) the aggregate amount of such cash Restricted Payments paid in any fiscal year of the Borrower, determined at the time of each such Restricted Payment, does not to exceed 50% of the Excess Cash Flow for the immediately preceding fiscal year of the Borrower;
     (B) both the Total Leverage Ratio, measured prior to giving effect to such Restricted Payment and any Indebtedness incurred to finance such Restricted Payment, and the Pro Forma Total Leverage Ratio, measured after giving effect to such Restricted Payment and any Indebtedness incurred to finance such Restricted Payment, does not exceed 4.50 to 1.00;
     (C) both before and after giving effect to such cash Restricted payment, the Loan Parties would have Liquidity of at least $20,000,000;
     (D) no Default or Event of Default has occurred and is continuing; and
     (E) such cash Restricted Payments are not paid until after the expiration of the Third Amendment Covenant Suspension Period.
     16. Amendment to Section 6.13 of the Credit Agreement. Section 6.13 of the Credit Agreement is hereby amended by adding the following language at the end of such Section:

“Notwithstanding anything contained herein to the contrary, the foregoing covenant will be suspended for the Third Amendment Covenant Suspension Period.”
     17. Amendment to Section 6.14 of the Credit Agreement. Section 6.14 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:
     6.14. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio, as of the last day of any fiscal quarter ending after the expiration of the Third Amendment Covenant Suspension Period, to be greater than 6.50 to 1.00.
     18. Amendment to Section 6.15 of the Credit Agreement. Section 6.15 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:
     (a) The Borrower shall not permit the Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve trailing month period ending on the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2009 and continuing thereafter through and including the fiscal quarter ending December 31, 2010, to be less than the amounts set forth below measured as of last day of each fiscal quarter of the Borrower set forth below:
     $60,000,000 as of June 30, 2009
     $60,000,000 as of September 30, 2009
     $60,000,000 as of December 31, 2009
     $60,000,000 as of March 31, 2010
     $62,000,000 as of June 30, 2010
     $64,000,000 as of September 30, 2010
     $66,000,000 as of December 31, 2010
     (b) The Borrower shall not permit (i) the unencumbered cash and Cash Equivalents on hand of the Borrower and its Subsidiaries, less (ii) the Revolving Exposure of all Lenders, to be less than $7,500,000, in each case measured as of the last day of each fiscal quarter of the Borrower ending during the Third Amendment Covenant Suspension Period.
     19. Amendment to Section 6.17 of the Credit Agreement. Section 6.17 of the Credit Agreement is hereby amended by deleting such Section in its entirety.
     20. Amendment to Article VII of the Credit Agreement. Article VII of the Credit Agreement is hereby amended by replacing the reference to $15,000,000 in subclause (k)(i) with $10,000,000.

     B. Miscellaneous.
     1. Effectiveness; Conditions Precedent. This Third Amendment shall become effective and binding upon satisfaction of the following conditions precedent:
     (i) Receipt by the Administrative Agent of counterparts of this Third Amendment duly executed by the Borrower, each Subsidiary of the Borrower, and the Required Lenders;
     (ii) Receipt by the Administrative Agent of counterparts to a Supplement to the Collateral Agreement from any Subsidiary of the Borrower that is not presently a party thereto, together with the satisfaction of the Collateral and Guarantee Requirement with respect to each such Subsidiary;
     (iii) Receipt by the Administrative Agent for the account of the Term Loan Lenders of a prepayment in respect of the Term Loans in an aggregate amount equal to the greater of (A) $32,500,000 and (B) (1) cash on hand and Permitted Investments on the Third Amendment Effective Date less (2) $10,000,000, such prepayment to be applied in accordance with Section 2.09(c) of the Credit Agreement;
     (iv) Receipt by the Administrative Agent for the account of each Lender that has executed this Third Amendment on or prior to 5:00 p.m., New York City time, on June 29, 2009 (each such Lender, a “Consenting Lender”) of (A) a fee equal to $3,000,000 for ratable distribution to the Consenting Lenders based on their respective Revolving Commitments and outstanding Term Loans, and (B) warrants, in substantially the form of Exhibit B attached hereto, to purchase an aggregate of 1,250,000 freely tradable shares (including without limitation or restriction under federal or state securities laws) of the Borrower’s common stock exercisable for ten years (the “Warrants”), to be allocated to the Consenting Lenders ratably based upon their respective Revolving Commitments and outstanding Term Loans;
     (v) Receipt by the Administrative Agent of executed counterparts of to a warrant agreement, in substantially the form of Exhibits C (the “Warrant Agreement”), governing the terms of the warrants referred to in clause (iii)(B) above, include, among others, a cashless exercise option, tag-along rights (tied to Dickey family selling a majority of their collective equity in Borrower), anti-dilution protection (stock splits, stock dividends and the like) and other customary warrant provisions;
     (vi) Receipt by the Administrative Agent of certified copies of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Required Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this

Third Amendment, the Warrants and the Warrant Agreement together with certified copies of the organization documents of the Loan Parties;
     (vii) Receipt by the Administrative Agent of counterparts of an opinion from Jones Day, counsel to the Loan Parties, in the form attached hereto as Exhibit D; and
     (viii) Receipt by all appropriate parties of fees and expenses due and payable in connection with this Third Amendment.
If the foregoing conditions are not satisfied on or prior to June 30, 2009, this Third Amendment shall not be effective.
     2. Reduction of Revolving Commitment. Immediately upon the Third Amendment becoming effective, the Revolving Commitments shall be reduced automatically to an aggregate amount equal to $20,000,000, such reduction to be applied ratably to the Revolving Commitments. In furtherance of the foregoing, each of the Lenders party hereto hereby waives the notice requirement under Section 2.07(c) of the Credit Agreement.
     3. Consent of the Subsidiary Loan Parties. Each Subsidiary Loan Party hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Collateral Agreement to which such Subsidiary Loan Party is a party (including without limitation the continuation of such Subsidiary Loan Party’s payment and performance obligations thereunder upon and after the effectiveness of this Third Amendment) and the enforceability of such Collateral Agreement against such Subsidiary Loan Party in accordance with its terms.
     4. Acknowledgment of Perfection of Liens. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.
     5. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Third Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
     (i) The representations and warranties made by the Borrower in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof, both before and after giving effect to the transactions contemplated by this Third Amendment, except to the extent that such representations and warranties expressly relate to an earlier date;
     (ii) No Default or Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to the transactions contemplated by this Third Amendment.

     (iii) This Third Amendment and the transactions contemplated hereby are within the power and authority of the Borrower and the Subsidiary Loan Parties and have been duly authorized by all necessary corporate and, if required, stockholder action. This Third Amendment and the Warrants have been duly executed and delivered by the Borrower and the Subsidiary Loan Parties and constitute a legal, valid and binding obligation of the Borrower or such Subsidiary Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (iv) This Third Amendment and the consummation of the transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (including the FCC) or any other Person, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiary Loan Parties or any order of any Governmental Authority (including the FCC, (c) will not violate or result in a default under any indenture, agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or any of the respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the subsidiary Loan Parties, except Liens created under the Loan Documents.
     (v) Neither the Borrower, any Subsidiary Loan Party nor any agent acting on its behalf has taken or will take any action which would subject the issuance of the Warrants to the provisions of section 5 of the Securities Act, the Trust Indenture Act of 1939, as amended, or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.
     (vi) The Borrower has authorized the issuance of the Warrants. The Borrower has authorized and unissued, and has reserved for issuance, a sufficient number of shares of its common stock to permit, after giving effect to the exercise of the Warrants and all other options, warrants and rights exercisable or convertible into common stock of the Borrower. Each share of common stock of the Borrower reserved for issuance upon exercise of the Warrants, when issued, will be, fully paid and nonassessable, free and clear of any Lien and not subject to any preemptive rights; and other than the agreements referenced in section B(3)(iv) above, there is no other agreement or understanding between or among the holders of the Equity Interests of the Borrower or the holders of rights to acquire such Equity Interests, regarding the Equity Interests of the Borrower or any other matter covered by such agreements. The issuance of the Warrants on the terms and conditions herein does not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities

Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject any Lender to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.
     (vii) Schedule 7 correctly sets forth, after giving effect to the issuance of the Warrants:
     (A) the authorized and outstanding shares of the Equity Interests and other Securities of the Borrower (specifying the type, class or series of all such Equity Interests and other Securities and whether such Equity Interests and other Securities);
     (B) the aggregate number of shares of Equity Interests held by the Dickey family by type, class or series; and
     (C) the aggregate amount of Equity Interests of the Borrower issuable pursuant to all options, warrants and other rights to purchase any Equity Interests of the Borrower.
All outstanding shares of Equity Interest of the Borrower are duly authorized and validly issued and are fully paid, non-assessable, and such Equity Interests have been issued in compliance with all applicable laws and regulations. There are no obligations (contingent or otherwise) of the Borrower to repurchase or otherwise acquire or retire any shares of its respective Equity Interests (or options to purchase the same) held by the Dickey Family, and there are no preemptive rights, subscription rights, or other contractual rights similar in nature to preemptive rights with respect to any Equity Interests of the Borrower.
     6. Modifications to this Amendment. None of the terms or conditions of this Third Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 9.02 of the Credit Agreement.
     7. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms. Except as expressly set forth herein, this Third Amendment (a) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Loan Parties under the Credit Agreement or any other Loan Document and (b) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Third Amendment shall be deemed a

Loan Document, and the Borrower reaffirms its obligations under Section 9.03(b) of the Credit Agreement with respect to this Third Amendment and the transactions contemplated hereby.
     8. No Novation. This Third Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Loan Documents or an accord or satisfaction in regard thereto.
     9. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Third Amendment by telecopy or electronic delivery (including by pdf) shall be effective as delivery of a manually executed counterpart of this Third Amendment.
     10. Waiver of Claims. By its execution hereof and in consideration of the covenants contained herein and other accommodations granted to the Loan Parties hereunder, each Loan Party, on behalf of itself and each of its Subsidiaries, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages any of them may have or allege to have as of the date of this Amendment (collectively, the “Claims”) (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against the Administrative Agent or any Lender executing this Third Amendment, their respective affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of this Third Amendment, the Credit Agreement, the other Loan Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties hereunder or under the Loan Documents. Each Loan Party hereby acknowledges that the agreements in this Section 13 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims. In entering into this Third Amendment, each Loan Party expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof. The provisions of this paragraph shall survive the termination of the Credit Agreement and the Loan Documents and the payment in full of all Obligations of the Loan Parties under or in respect of the Credit Agreement and other Loan Documents and all other amounts owing thereunder.
     11. Severability. Any provision of this Third Amendment which is invalid, prohibited or unenforceable for any reason shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions.

     12. Governing Law. This Third Amendment shall be construed in accordance with and governed by the law of the State of New York.
     13. References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby and as further amended, supplemented or otherwise modified from time to time.
     14. Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each of the Subsidiary Loan Parties and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 9.04 of the Credit Agreement.
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER: CUMULUS MEDIA INC., as Borrower
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President & Chief Executive Officer

SUBSIDIARY LOAN PARTIES: CUMULUS BROADCASTING LLC
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President & Chief Executive Officer

CUMULUS LICENSING LLC
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President & Chief Executive Officer

LENDERS and ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., as a Lender, Administrative Agent and Issuing Bank
By:	/s/ Charles S. Francavilla
	Name:	Charles S. Francavilla
	Title:	Senior Vice President

LENDERS
[Lender signatures omitted]